                         Consent of Independent Auditor



We consent to incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-00377 and 33-37784) and on Forms S-8 (File No. 33-18527 and
33-91922) of Century South Banks, Inc. of our report dated March 5, 1997, except for note 14, as to which the date is July 11, 1997 relating to the consolidated statements of earnings, changes in shareholders' equity, and cash flows for the years ended December 31, 1996 and 1995, which report appears in the December 31, 1997 Annual Report on Form 10-K of Century South Banks, Inc.



                                          PORTER KEADLE MOORE, LLP




                                          Successor the practice of
                                          Evans, Porter, Bryan & Co.



Atlanta, Georgia
March 31, 1999